Exhibit 10.4

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of this 16th day of May, 2021 (this “Agreement”), by and between Discovery, Inc., a Delaware corporation with its principal place of business at 230 South Park Avenue, New York, NY 10003 (the “Company”) and David Zaslav (the “Executive”), (collectively, the “Parties”), and amends and restates the prior Employment Agreement between the Parties dated January 2, 2014 as previously amended and restated as of July 16, 2018 (the “Prior Agreement”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, as of even date herewith with AT&T Inc., (“Remainco”), Magallanes, Inc., a wholly owned subsidiary of Remainco (“Spinco”), and Drake Subsidiary, Inc. (the “Merger Agreement”), pursuant to which Spinco will merge into Drake Subsidiary, Inc. and become a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, in connection with the execution of the Merger Agreement, the Company desires to continue to have access to the Executive’s services as President and Chief Executive Officer (“CEO”), the Executive is willing to commit to such longer period of service, and the Parties desire to enter into this Agreement to secure the Executive’s employment during the term hereof, on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1. Title. The Company hereby employs the Executive, and the Executive agrees to serve the Company as President and CEO, on the terms and conditions hereinafter set forth, headquartered principally in the Company’s New York, New York offices, provided, however, that the Executive may from time to time render his services remotely from a personal residence.

2. Employment Term. The Executive’s employment by the Company pursuant to the Prior Agreement shall be extended until December 31, 2027, unless sooner terminated pursuant to Paragraph 10 hereof (the “Term of Employment”). References to the “expiration of the Term of Employment” shall refer to the expiration of the Term of Employment on December 31, 2027.

3. Duties. The Executive shall report directly and solely to the Board of Directors of the Company (the “Board”). The Executive shall have all of the power, authority and responsibilities customarily attendant to the position of President and CEO, including the supervision and responsibility for all operations and management of the Company and its subsidiaries (the “Company Entities”). The Executive shall be the most senior executive having management responsibilities for the assets and day-to-day operations of the Company. During the Term of Employment, the Board shall not give another employee of the Company a title which includes the word “chairman”. The Executive shall work under the direction and control of the Board. The Executive agrees to render his services under this Agreement loyally and faithfully, to the best of his abilities and in substantial conformance with all laws, rules and Company policies. The Executive shall be subject to all of the Company’s policies, including conflicts of interest.

4. Compensation.

(a) Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), to be paid on the same payroll cycle as other U.S.-based executive officers of the Company (which shall be not less than bi-monthly), at an annual rate of Three Million Dollars ($3,000,000).

(b) Annual Bonus. For each full calendar year for which the Executive is employed by the Company (or as otherwise specifically provided in Paragraph 10 following termination of employment), the Executive will be eligible to earn an “Annual Bonus,” provided the Executive remains employed under this Agreement throughout the calendar year (or as otherwise specifically provided in Paragraph 10 following termination of employment). The Executive’s “Target” Annual Bonus for each year ending during the term of this Agreement shall be $22,000,000. For calendar years after 2021, Executive’s Annual Bonus can exceed the Target, with a cap of 125% of the Target.

Except as otherwise expressly provided herein, no portion of the Annual Bonus shall be guaranteed. The amount of the Annual Bonus will depend upon the achievement of quantitative and qualitative objectives with one-half of the Target Annual Bonus subject to achievement of quantitative objectives and one-half of the Annual Bonus subject to the achievement of qualitative objectives. The quantitative and qualitative objectives will be established each year by the Compensation Committee of the Board (“Compensation Committee”) in consultation with the Executive during the first ninety (90) days of each calendar year. The review of performance relative to the quantitative objectives for each year shall be completed within thirty (30) days of the delivery of the audited financial statements of the Company for such year. The review of performance relative to qualitative objectives shall be completed by the end of March following such year, and achievement of the qualitative objectives will be determined by the Compensation Committee after consultation with the Board. Notwithstanding the foregoing provisions of this paragraph, in the event that the Merger closes, for the calendar year following the calendar year in which the closing of the Merger occurs, if at all, the Annual Bonus for such year shall be payable at target.

With respect to the quantitative objectives, the Compensation Committee shall determine the type of objectives (e.g., annual revenue, operating income and cash flow objectives), the relative weight to be given to each type of objective (e.g., 33% each), and the numerical performance targets for each objective. The full Target Annual Bonus attributable to the quantitative objectives (i.e., 50% of the Target Annual Bonus) shall be earned only upon full (100%) achievement of each quantitative component; if the Executive’s performance relative to the quantitative performance targets is less than 70% of such targets, then no quantitative portion of the Target Annual Bonus will be earned; and if the Executive’s performance relative to the quantitative performance targets is between 70% and 100% of such targets, then the amount of the Target Annual Bonus earned with respect to that quantitative component shall be pro-rated from 0% to 100%. By way of example, 50% of such Target Annual Bonus ($11,000,000) is contingent upon meeting quantitative objectives; if there are two quantitative performance objectives and the Company achieves 95% of such objectives, then the Executive will have earned 91.67% of the quantitative portion of the Target Annual Bonus, or $9,166,667.

In the event the Company restates its financial statements for any year after having paid an Annual Bonus for such year (including any bonus paid under the Prior Agreement), then the Compensation Committee shall recalculate the quantitative portion of the Executive’s Annual Bonus for such year, based upon the restated financial statements, and (x) if the Company previously underpaid the quantitative portion of the Annual Bonus for such year, the Company shall promptly pay to the Executive (without interest) any additional Annual Bonus he was due for such year, and (y) if the Company previously overpaid the Annual Bonus for such year, the Executive shall promptly repay to the Company (without interest) the amount of the excess quantitative portion of Annual Bonus previously paid for such year; provided that, in the event the Party required to make a payment under this sentence is entitled to receive future payments from the Party entitled to receive payment under this sentence, then the Party required to make the payment under this sentence may reduce the payment due under this sentence by the present value of the future payments to be received from the other Party.

For purposes of Section 409A of the Internal Revenue Code (“IRC 409A”), (i) the Annual Bonus shall be paid in the calendar year following the year of performance, in accordance with past practice, but in no event later than December 31st of such following year, and (ii) in the event the adjustment mechanism in the preceding sentence is applicable to an Annual Bonus (because the Company restates its financial statements), the Party required to make a payment under such provision may not use the present value of future payments of “deferred compensation” (as defined under IRC 409A) to reduce the payment due under such provision.

(c) Stock Options.

(i) Prior Agreement Awards. The Stock Options granted under the Prior Agreement shall continue to vest as provided for in the Prior Agreement, provided, however, that, in lieu of the treatment that would have applied upon a Change in Control under the Prior Agreement, upon and subject to the closing of the Merger, 70% of the granted and unvested Stock Options pursuant to the Prior Agreement shall become fully vested as of the closing of the Merger, with the balance of 30% of such unvested Stock Options continuing to vest as provided for in the Prior Agreement.

(ii) 2021 Signing Awards. In addition to the Stock Options granted under the Prior Agreement, the Executive shall receive as of the date of this Agreement (May 16, 2021) the following grants, made under the Company’s 2013 Incentive Plan, as amended and restated (the “Incentive Plan”), to purchase the Company’s Series A common stock. Except as specifically stated herein, such stock options shall have terms and conditions consistent with the Company’s standard award agreement, including a maximum term of seven (7) years from the date of grant (the “2021 Signing Stock Options”). The 2021 Signing Stock Options shall be broken into two groups, with each group having a separate vesting schedule.

(A) Group 1: The Group 1 Stock Options will be earned and become eligible to vest and be exercised in five tranches (with each tranche’s vesting/exercisability on May 16 in the year set forth under the Vesting/Exercise schedule heading in the following table), and each successive tranche will have a higher exercise price, as follows:

Tranche (shares)	Exercise Price	Vesting/Exercise schedule
2021 1,635,284	Closing Price on the Last Business Day Prior to the Grant Date (the “Applicable Closing Price”), which is $35.65	2022, 2023, 2024, 2025 (25%/yr)
2022 1,519,414	105% of Applicable Closing Price, which is $37.43	2023, 2024, 2025, 2026 (25%/yr)
2023 1,557,685	110.25% of Applicable Closing Price on Grant Date, which is $39.30	2024, 2025, 2026 (33%, 33% and 34%)
2024 1,603,292	115.76% of Applicable Closing Price, which is $41.27	2025, 2026 (50%/yr)
2025 1,682,083	121.55% of Applicable Closing Price, which is $43.33	2026 (100%)

(B) Group 2: The Group 2 Stock Options will be earned and become eligible to vest and be exercised in five tranches (with each tranche’s vesting/exercisability occurring on January 1 in the year set forth under the Vesting/Exercise schedule heading in the following table) and each successive tranche will have a higher exercise price, as follows:

Tranche (shares)	Exercise Price	Vesting/Exercise schedule
2023 1,360,127	Applicable Closing Price on Grant Date, which is $35.65	2024 2025, 2026, 2027 (25%/yr)
2024 1,421,234	105% of Applicable Closing Price, which is $37.43	2025, 2026, 2027, 2028 (25%/yr)
2025 1,401,917	110.25% of Applicable Closing Price, which is $39.30	2026, 2027 and 2028 (33%, 33%, 34%)
2026 1,270,188	115.76% of Applicable Closing Price, which is $41.27	2027 and 2028 (50%/yr)
2027 1,322,488	121.55% of Applicable Closing Price, which is $43.33	2028 (100%)

Provided that any vesting/exercise date designated in the foregoing chart as 2028 shall be December 31, 2027.

(iii) Additional Options. On January 3, 2022, the Executive shall receive an additional grant of options under the Incentive Plan to purchase 198,132 shares of the Company’s Series A common stock (“Follow-on Options”), provided he is employed by the Company on such date. Such award is intended to supplement the 2022 tranche of the Group 1 Stock Options. Except as stated herein, such options shall have terms and conditions consistent with the Company’s standard award agreement and shall vest and become exercisable in four (4) equal tranches of 49,533 shares on

May 16 of 2023, 2024, 2025 and 2026. Notwithstanding the foregoing, if the value on the date of grant exceeds such exercise price, the exercise price shall be the closing price on the date of grant and the Parties shall discuss how to make up for the lost economic value attributable to the higher exercise price (e.g., through the grant of additional stock options which have a Black Scholes value equal to the difference between the Black Scholes value of the option promised in the first sentence hereof and the option with the higher exercise price than the 2022 tranche of the Group 1 Stock Options, or a PRSU for a number of shares equal to the difference between the exercise prices on the 198,132 shares.

(iv) The 2021 Signing Stock Options and the Follow-On Options are sometimes collectively referred to herein as the “Stock Options”.

(v) The Executive shall have the right to pay the exercise price for the 2021 Signing Stock Options, the Follow-On Options and the Stock Options granted under the Prior Agreement, as well as the taxes on the compensation recognized upon such exercise (up to his estimated marginal tax rate), through a contemporaneous broker-assisted sale of shares by the Executive (in accordance with applicable securities laws).

(vi) Upon the Executive’s termination of employment without Cause or for Good Reason, pursuant to subparagraph 10(c) below, the granted Stock Options shall be fully vested and shall become exercisable at the same time such Stock Options would have become exercisable as if the Executive had continued to be employed by the Company through the end of the Employment Term, and upon the Executive remaining employed for thirty days following a Change in Control, pursuant to subparagraph 10(g) below, the granted Stock Options shall be fully vested and shall become immediately exercisable.

(d) SAR Awards. New SARs granted under the Prior Agreement shall continue to vest as provided for in the Prior Agreement, including, with limitation, to the extent provided in paragraph 10 of the Prior Agreement; provided, however, that in lieu of the treatment that would have applied upon a Change in Control under the Prior Agreement, upon and subject to the closing of the Merger, 70% of the granted and unvested New SARs granted pursuant to the Prior Agreement shall become fully vested as of the closing of the Merger, with the balance of 30% of such unvested New SARs continuing to vest as provided for in the Prior Agreement.

(e) PRSUs.

(i) The outstanding PRSUs and Prior PRSUs (for which the performance period has not expired) granted pursuant to the Prior Agreement shall continue to vest as provided for in the Prior Agreement, including, with limitation, to the extent provided in paragraph 10 of the Prior Agreement; provided, however, that in lieu of the treatment that would have applied upon a Change in Control under the Prior Agreement, upon and subject to the closing of the Merger, 70% of the outstanding PRSUs and Prior PRSUs (for which the performance period has not expired) shall become fully vested as of the closing of the Merger, with the balance of 30% of such unvested PRSUs continuing to vest as provided for in the Prior Agreement.

(ii) Commencing in 2022, the Executive shall be awarded PRSUs under the terms of the Incentive Plan and the implementing award agreements in each of the following six (6) calendar years: 2022, 2023, 2024, 2025, 2026 and 2027, conditioned upon the Executive being employed by the Company on the applicable grant date therefore (“PRSUs”). The number of PRSUs to be awarded to the Executive in each of said six (6) years shall be determined by dividing $12,000,000 by the closing price of the Company’s Series A common stock on the last business day prior to the grant date. In each case the number of PRSUs shall be adjusted in accordance with the terms of the Incentive Plan for occurrences such as stock splits, recapitalizations, etc., in order to maintain the expected economics of the PRSU grant provided herein.

Each tranche of PRSUs shall be granted by the Compensation Committee in the first ninety (90) days of the year of the award (i.e., 2022, 2023, 2024, 2025, 2026 and 2027) provided the Executive is employed by the Company on the date of grant. The PRSUs granted to the Executive in each tranche shall be earned (if and to the extent) the Executive is employed by the Company as of the last day of the calendar year in which the PRSU was granted (or otherwise in accordance with Paragraph 10) and meets the performance metrics established for that one-year performance period, as determined by the Compensation Committee, in accordance with the terms of the implementing award agreement (which shall be consistent with the terms of this Agreement). The one-year performance metrics for each tranche shall be determined by the Compensation Committee in consultation with the Executive prior to the grant date. The annual metrics will be 75% qualitative business criteria (e.g., quality of programming and succession planning) and 25% quantitative business criteria (e.g., as described in subparagraph 4(b) with respect to the Annual Bonus). The Compensation Committee shall determine the type of metrics (e.g., revenue, operating income and cash flow objectives), the relative weight to be given to each metric (e.g., 33% each), and the numerical performance targets for each metric.

(iii) Each tranche of PRSUs will vest only if the Compensation Committee certifies that the performance metrics are satisfied during the applicable one (1)-year performance period.

The review of performance relative to the pre-determined metrics for the one (1)-year performance period shall be completed within thirty (30) days of the delivery of the audited financial statements of the Company for the last year of such one (1)-year performance period. The achievement of the pre-determined metrics will be determined by the Compensation Committee. The full tranche of PRSUs shall be earned only upon full (100%) achievement of the target for each pre-determined metric. If the Executive’s performance relative to the targets is less than 70% of such targets, then no portion of the tranche will be earned; and if the Executive’s performance relative to the targets is between 70% and 100%, then the amount of the tranche earned shall be pro-rated from 0% to 100%. By way of example, if 95% of such objectives are achieved, then the Executive will earn 91.67% of the PRSUs.

To the extent the Executive earns all or any portion of a tranche of PRSUs, the PRSUs shall be paid to the Executive as follows:50% of the earned PRSUs shall be paid in the calendar year immediately following the last calendar year of the applicable one (1)-year performance period, as soon as practicable following the Compensation Committee’s determination of performance for such one (1)-year performance period; and the remaining 50% of the earned PRSUs shall be paid: one-half as soon as practicable after the beginning of the second calendar year following the last calendar year of the applicable 1-year performance period, and one-half as soon as practicable after the beginning of the third calendar year following the last calendar year of the applicable 1-year performance period, in each case assuming that the Executive has not elected to defer the receipt of shares in a manner consistent with IRC 409A and the parameters established by the Compensation Committee. The Executive shall have the right to pay taxes on the stock-settled PRSUs by reducing the number of shares delivered to satisfy the elected withholding (including withholding up to his estimated marginal tax rate, even though it exceeds the minimum withholding requirements).

(iv) All of the PRSUs will be paid in the form of shares of the Company’s Series A common stock (as adjusted in accordance with the terms of the Incentive Plan for occurrences such as stock splits, recapitalizations, etc., in order to maintain the expected economics of the PRSU grant provided herein) registered on a Form S-8 under the Incentive Plan. The Company has reserved (and in the future will continue to reserve) sufficient shares under the Form S-8 to enable the Company to settle the Executive’s PRSUs with such shares. This provision shall not require the Company to deliver registered shares in settlement of the PRSUs if the Form S-8 registration has been suspended or otherwise is not in effect (for example, because all of the Company’s periodic information statements have not been timely filed). The Compensation Committee will use reasonable efforts to enable the Executive to pay any taxes required to be withheld in respect of the settled PRSUs either (A) by having the Company withhold from the shares delivered to the Executive a number of shares with a fair market value equal to such taxes, and/or (B) to the extent the Compensation Committee reasonably believes to be appropriate for the Company’s cash flow requirements, through a contemporaneous broker-assisted sale of shares by the Executive.

(v) In the event the Company’s financial statements for any year(s) during any one (1)-year performance period for the PRSUs (or for any performance period related to PRSUs awarded pursuant to the Prior Agreement) are restated within five (5) years following the close of such performance period, then the Compensation Committee shall re-determine whether, and the extent to which, the pre- determined metrics for such period were achieved, based upon the restated financial statements, and (x) if the Company previously delivered too few shares of stock in settlement of the PRSUs for such performance period, the Company shall promptly deliver to the Executive (without interest or other adjustment for the passage of time) any additional shares he was due for such performance period, and (y) if the Company previously delivered too many shares of stock in settlement of the PRSUs for such performance period, the Executive shall promptly deliver to the Company (without interest or other adjustment for passage of time) the excess shares he previously was delivered for such performance period; provided that, in the event the Party required to deliver shares under this sentence is entitled to receive future payments (other than payments which would constitute “deferred compensation” under IRC 409A) from the Party entitled to receive delivery of shares under this sentence, then the Party required to make the delivery of shares under this sentence may reduce the number of shares due under this sentence by a number of shares which have a fair market value equal to the present value of the future payments to be received from the other Party.

(f) Stockholding Requirements. The Executive has agreed to hold 1,500,000 shares of the Company’s common stock. The foregoing holding requirements supersede any holding requirements applicable to equity grants under the Prior Agreement. PRSU awards are not counted until shares are delivered; similarly Stock Options are not counted until exercised and shares are delivered. The Stockholding Requirements under the Prior Agreement shall, as of the date of this Agreement, be superseded by this paragraph. These holding requirements shall expire with the Term of Employment.

(g) Withholding. The Company will have the right to withhold from payments otherwise due and owing to the Executive, an amount sufficient to satisfy any federal, state, and/or local income and payroll taxes, any amount required to be deducted under any employee benefit plan in which Executive participates or as required to satisfy any valid lien or court order.

5.	Employee Benefits.

(a) Group Benefits. During the Term of Employment, the Executive shall be eligible to participate in all employee benefit plans and arrangements sponsored or maintained by the Company for the benefit of its senior executive group, including, without limitation, all group insurance plans (term life, medical and disability) and retirement plans, as long as any such plan or arrangement remains generally applicable to its senior executive group. The Executive shall be entitled to four (4) weeks of vacation in each calendar year of employment; the Executive may take vacation in accordance with Company policy, consistent with the best interests of the Company; and annual leave not taken during a calendar year shall be carried forward and/or forfeited in accordance with Company policy.

(b) Office. The Company will provide the Executive with office space and such other facilities, support staff (Executive Assistant) and services suitable to his position, adequate for the performance of his duties and reasonably acceptable to Executive.

(c) Equipment. The Company will provide and pay all such reasonable expenses related to Executive’s use of mobile technology during the Term of Employment, including monthly fees for business use of a cellular telephone, a wireless email device (e.g., an IPhone), a personal digital assistant (PDA), and a laptop computer, in each case as approved by the Company, to allow Executive to perform his job duties outside of the Company’s offices.

6. Business Expenses. The Executive shall be reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including, but not limited to, expenses for entertainment and travel, provided the Executive shall account for and substantiate all such expenses in accordance with the Company’s written policies for its senior executive group. Executive shall be entitled to travel via Company aircraft, pursuant to Company policy, or first class air transportation. The Executive or his designee shall manage and approve the business use of Company aircraft generally consistent with past practices and consistent with Company policy as may be in effect from time to time.

7. Car Allowance. During the Term of Employment the Executive will receive a car allowance of $ 1,400 per calendar month.

8. Airplane. During the Term of Employment, in addition to the other compensation payable under Paragraph 4 of the Employment Agreement, the Executive shall be eligible to use the Company’s aircraft for up to 250 hours of personal use in each calendar year, provided that (i) the Company shall pay for the first 125 hours of use during any calendar year, and (ii) the Executive shall reimburse the Company for personal use in excess of such first 125 hours (up to the 250 hour limit) at two times the actual fuel cost for the airplane in accordance with that certain Aircraft Time Sharing Agreement by and between the Executive and Discovery Communications, LLC (as amended from time to time; and any references in such agreement to the Prior Agreement shall hereby be considered references to this Agreement). Executive shall have the right to permit his spouse to travel separate and apart from Executive, provided such travel is to join the Executive at a location where he has travelled for business purposes, which spousal travel shall be considered personal use. If the Company requests that a family member or guest accompany the Executive on a business trip such use shall not be considered personal use, and to the extent the Company imputes income to the Executive for such requested family member or guest travel, the Company may, consistent with company policy, pay the Executive a lump sum “gross-up” payment sufficient to make the Executive whole for the amount of federal, state and local income and payroll taxes due on such imputed income as well as the federal, state and local income and payroll taxes with respect to such gross- up payment.

9. Freedom to Contract. The Executive agrees to hold the Company harmless from any and all liability arising out of any prior contractual obligations entered into by the Executive with another employer. The Executive represents and warrants that he has not made and, during the Term of Employment, will not make any contractual or other commitments that would conflict with or prevent his performance of any portion of this Agreement or conflict with the full enjoyment by the Company of the rights herein granted.

10. Termination. Notwithstanding the provisions of Paragraph 2 of this Agreement, the Executive’s employment under this Agreement and the Term of Employment hereunder shall terminate on the earliest of the following dates:

(a) Death. Upon the date of the Executive’s death. In such event, the Company shall pay to the Executive’s legal representatives or named beneficiaries (as the Executive may designate from time to time in a writing delivered to the Company): (i) the Executive’s accrued but unpaid Base Salary through the date of termination, plus (ii) any Annual Bonus for a completed year which was earned but not paid as of the date of termination; plus (iii) any accrued but unused vacation leave pay as of the date of termination; plus (iv) any accrued vested benefits under the Company’s employee welfare and tax-qualified retirement plans, in accordance with the terms of those plans; plus (v) reimbursement of any business expenses in accordance with Paragraph 6 hereof ((i), (ii), (iii), (iv) and (v) hereinafter, the “Accrued Benefits”). In addition, the Company shall pay (w) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the Executive’s death, where the numerator of the fraction is the number of calendar days the Executive was actively employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the Annual Bonus; plus (x) the Executive’s family may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the survivors of Company executives at Executive’s level in the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive’s family pursuant to Paragraph 5 (provided his family timely elects such COBRA coverage) in which case the Company shall pay the premiums for such COBRA coverage up to the maximum COBRA period, provided that if the Company determines that the provision of continued group health coverage at the Company’s expense may result in Federal taxation of the benefit provided thereunder to Executive’s family (e.g., because such benefits are provided by a self-insured basis by the Company), or in other penalties applied to the Company, then the family shall be obligated to pay the full monthly premium for such coverage and, in such event, the Company shall pay Executive’s surviving spouse, in a lump sum (or, if such lump sum would violate IRC 409A, in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period; plus (y) the granted New SARs pursuant to the terms of their award agreements, including the payment of the New SARs in a single lump sum no later than the regular Company payroll date that is closest in time to the date that is sixty (60) days following the date of death; plus (z) the granted Stock Options shall be fully vested and exercisable pursuant to the terms of their award agreement. If the Executive dies during the Term of Employment and prior to the last day of the performance period for any tranche of PRSUs (including any PRSUs granted under the Prior Agreement), then the Executive shall be entitled to a pro-rata portion of such tranche of PRSUs, based upon actual performance through the date of death. The achievement of the pre-determined metrics for the PRSUs will be determined by the Compensation Committee following receipt of the Company financial statements for the quarter which included the date of death and will be distributed to the Executive’s designated beneficiary (or estate, if there is no designated beneficiary or the designated beneficiary did not survive the Executive) in a lump sum; if the Executive died during the first two quarters of a calendar year, the earned PRSUs will be paid no later than the end of such calendar year, and if the Executive died during the last two quarters of a calendar year, the earned PRSUs will be paid in the following calendar year. If the Executive dies prior to the grant date (within the first ninety (90) days of the applicable performance period before the performance metrics for such performance period have been established) then there will be no grant of such tranche (and no pro-rated vesting for such tranche).

(b) Cause. Upon the date specified in a written notice from the Board terminating the Executive’s employment for “Cause.” In such event, the Company shall pay to the Executive the Accrued Benefits, and all other benefits or payments due or owing the Executive shall be forfeited.

The Company shall have “Cause”:

(i)

As a result of the Executive’s gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a material adverse effect on the business of the Company, unless the Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company;

(ii)	If the Executive is convicted of, or pleads guilty or nolo contendre to, fails to defend against, a felony;

(iii)

If the Executive substantially and continuously refuses to perform his duties hereunder or to follow the lawful directions of the Board (provided such directions do not include meeting any specific financial performance metrics);

(iv)	Upon the Executive’s material breach of the provisions of paragraph 11;

(v)

If the Executive violates any policy of the Company that is generally applicable to all employees or all officers of the Companies or the Company’s code of conduct, that the Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; or

(vi)	If the Executive fails to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices.

The Executive’s employment shall not be terminated for Cause under this subparagraph (b) unless the Company notifies the Executive in writing of its intention to terminate his employment for Cause, describes with reasonably specificity the circumstances giving rise thereto, and (provided the Board believes such circumstances are susceptible of being cured by the Executive) provides the Executive a period of at least ten (10) business days to cure, and the Executive has failed to effect such a cure within such period. The Board, in its reasonable discretion, exercised in good faith, shall determine whether the Executive has cured the circumstances giving rise to Cause.

(c) Other Than for Cause or for Good Reason. Upon the date specified in a written notice (i) from the Board terminating the Executive’s employment for any reason other than for Cause, the Executive’s death, the Executive’s “Disability,” or the expiration of the Term of Employment (and in the event no date is specified in the notice, the termination shall be effective upon the date on which the notice is delivered to the Executive); or (ii) from the Executive terminating his employment for “Good Reason.” In such event, the Company shall pay to the Executive: (t) the Accrued Benefits; plus (u) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the termination, where the numerator of the fraction is the number of calendar days the Executive was employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the Annual Bonus and subject to achievement of the applicable performance metric; (v) an amount equal to one-twelfth (1/12) of the average annualized Base Salary the Executive was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by the applicable number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (w) an amount equal to one-twelfth (1/12) of the average Annual Bonus paid to the Executive for the immediately preceding two (2) years (provided that the amount of any Annual Bonus in excess of $12,000,000 shall be disregarded), multiplied by the number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (x) plus accelerated vesting of the granted but unvested Stock Options in accordance with Paragraph 4(c)(vi); plus (y) accelerated vesting and payment of the Executive’s granted and unvested New SARs pursuant to the terms of Paragraph 4(d)(ii) of the Prior Agreement; plus (z) the Executive and his dependents may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive and his family pursuant to Paragraph 5 (provided Executive timely elects such COBRA coverage) in which case the Company shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if the Company determines that the provision of continued group health coverage at the Company’s expense may result in Federal taxation of the benefit provided thereunder to Executive or his family (e.g., because such benefits are provided by a self-insured basis by the Company) or in other penalties applied to the Company, then the Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, the Company shall pay the Executive, in a lump sum (or, if such lump sum would violate IRC 409A, in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (provided, that the Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer or COBRA rights otherwise expire) ((u), (v), (w), (x) (y) and (z) hereinafter, the “Severance Benefits”). For the purposes of this Agreement, the “Severance Period” shall be a period of twenty-four (24) months commencing on the termination of the Executive’s employment.

If the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause the Executive shall continue to earn each of the outstanding PRSUs (including any outstanding PRSUs granted under the Prior Agreement), if and to the extent the performance metrics are satisfied during the applicable performance period, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if the Executive’s employment had not terminated. The PRSUs shall be paid at the same time as if the Executive continued to be employed by the Company. If such termination is prior to the grant date (within the first ninety (90) days of the applicable performance period before the performance metrics for such performance period have been established) then there will be no grant of such tranche (and no PRSUs for such tranche may be earned).

The Executive shall have “Good Reason” as a result of the Company’s:

(i)	reduction of Executive’s Base Salary;

(ii)	material reduction in the amount of the Annual Bonus which Executive is eligible to earn;

(iii)

relocation of Executive’s primary office at the Company to a facility or location that is more than forty (40) miles away from Executive’s primary office location immediately prior to such relocation and is further away from Executive’s residence;

(iv)	material reduction of Executive’s duties; or

(v)	material breach of this Agreement.

The Executive’s employment shall not be terminated for Good Reason under this subparagraph (c) unless the Executive notifies the Board in writing, within 90 days of the event or last event giving rise to the alleged Good Reason, of his intention to terminate his employment for Good Reason, describes with reasonably specificity the circumstances giving rise thereto, and (provided such circumstances are susceptible of being cured by the Company) provides the Company a period of at least ten (10) business days to cure, and the Company has failed to effect such a cure within such period and the Executive then resigns within ten (10) business days following the end of the cure period.

(d) Disability. Upon the date specified in a written notice from the Board of Directors terminating the Executive’s employment for “Disability.” In the event of the Executive’s Disability, the Company shall pay to the Executive (v) the Accrued Benefits; plus (w) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the Executive’s Disability, where the numerator of the fraction is the number of calendar days the Executive was actively employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the Annual Bonus; plus (x) the Executive and his dependents may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive and his family pursuant to Paragraph 5 (provided Executive timely elects such COBRA coverage) in which case the Company shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if the Company determines that the provision of continued group health coverage at the Company’s expense may result in Federal taxation of the benefit provided thereunder to Executive or his family (e.g., because such benefits are provided by a self-insured basis by the Company) or in other penalties applied to the Company, then the Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, the Company shall pay the Executive, in a lump sum (or if such lump sum would violate IRC 409A in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (provided, that the Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer); plus (y) the granted New SARs pursuant to the terms of their award agreements, including the payment of the New SARs in a single lump sum no later than the regular Company payroll date that is closest in time to the date that is sixty (60) days following the date the Executive has a Separation From Service as a result of such Disability; and (z) the granted Stock Options shall be fully vested and exercisable pursuant to the terms of their award agreements. If the Executive’s employment is terminated as a result of Disability prior to the last day of the performance period for any tranche of PRSUs (including any PRSUs granted under the Prior Agreement), then the Executive shall be entitled to a pro-rata portion of such tranche of PRSUs, based upon actual performance through the date of termination; provided that the maximum number of Prior PRSUs in each tranche which may be earned is limited to (A) 1 divided by the number of years in the tranche’s performance period, multiplied by (B) the number of full or partial years completed for the performance period (for example, if a tranche of Prior PRSUs has a 3-year performance period and the Executive is terminated as a result of his Disability during the second year of such performance period, the pro-rated vesting cannot exceed 2/3 of such tranche of Prior PRSUs). The achievement of the pre-determined metrics for the PRSUs will be determined by the Compensation Committee following receipt of the Company financial statements for the year which included the date of termination, and the earned PRSUs shall be paid at the same time as if the Executive continued to be employed by the Company. If such termination is prior to the grant date (within the first ninety (90) days of the applicable performance period before the performance metrics for such performance period have been established) then there will be no grant of such tranche (and no pro-rata vesting for such tranche).

For purposes of this Agreement, the Executive shall be deemed to have a “Disability” if the Executive is unable to perform substantially all of his duties under this Agreement in the normal and regular manner due to mental or physical illness or injury, and has been unable so to perform for one hundred fifty (150) days or more during the twelve (12) consecutive months then ending. The determination of Executive’s Disability shall be made by the Board. The Executive shall cooperate fully with any physician or health care professional (the “Doctor”) chosen by the Board, in its sole discretion, to review Executive’s medical condition. The Executive shall cooperate with the Doctor by, among other things, executing any necessary releases to grant the Doctor full access to any and all of the Executive’s medical records, authorizing or requiring physicians and other healthcare professionals who have treated or dealt with the Executive to consult with the Doctor and submitting to such physical examinations or testing as may be requested by the Doctor. The Executive shall be deemed to have a Disability if he is receiving disability benefits under the long term disability plan sponsored by the Company.

(e) Quit. Upon the date the Executive retires, resigns or otherwise terminates his employment with the Company other than with Good Reason or on account of Executive’s death. If the Executive so voluntarily terminates his employment with the Company prior to December 31, 2023, it shall be considered a material breach of this Agreement (unless such termination is within the 30-day window following the thirtieth day following a Change in Control, as contemplated by subparagraph 10(g)). In the event of the Executive’s quit, the Company shall pay to the Executive the Accrued Benefits, and all other benefits or payments due or owing the Executive shall be forfeited.

(f) Term. Upon the expiration of the Term of Employment. In the event of the termination of the Executive’s employment upon the expiration of the Term of Employment, the Company shall pay to the Executive (w) the Accrued Benefits; plus (x) the Executive and his dependents may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive and his family pursuant to Paragraph 5 (provided Executive timely elects such COBRA coverage) in which case the Company shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if the Company determines that the provision of continued group health coverage at the Company’s expense may result in Federal taxation of the benefit provided thereunder to Executive or his family (e.g., because such benefits are provided by a self-insured basis by the Company) or in other penalties applied to the Company, then the Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, the Company shall pay the Executive, in a lump sum (or if such lump sum would violate IRC 409A in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (provided, that the Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer or COBRA rights otherwise expire); plus (y) the granted New SARs pursuant to the terms of their award agreements, including payment of such New SARs on the Scheduled Payment Date(s), as if the Executive’s employment had not terminated; plus (z) an amount equal to the sum of (1) the annualized Base Salary the Executive was earning upon expiration of the Term plus (2) the average of the Annual Bonus paid to the Executive for the immediately preceding two (2) years (provided the amount of any Annual Bonus in excess of $12,000,000 shall be disregarded), which amount shall be paid in substantially equal payments over the course of the twelve (12) months immediately following his Separation From Service after the expiration of the Term of Employment, in accordance with the Company’s normal payroll practices during such period. It is the intent of the Parties that the deferred compensation under this subparagraph will not be due or paid if the Executive is entitled to receive Severance Benefits under Paragraph 10(c) or 10(g). The Executive shall continue to earn each of the outstanding PRSUs (including any outstanding PRSUs granted under the Prior Agreement), if and to the extent the performance metrics are satisfied during the applicable performance period, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if the Executive’s employment had not terminated. The PRSUs shall be paid at the same time as if the Executive continued to be employed by the Company. The Stock Options shall be fully vested and shall become exercisable at the same time such Stock Options would have become exercisable as if the Executive had continued to be employed by the Company.

(g) Change in Control. If the Executive remains employed by the Company (or its successor) for thirty (30) days following a Change in Control, then the outstanding PRSUs for which the performance period has not expired (including any outstanding PRSUs granted under the Prior Agreement), the granted and unvested New SARs and the granted and unvested Stock Options will become fully vested as of the thirtieth day following the Change in Control and the PRSUs shall be earned regardless of actual performance. In the event the Executive’s employment is terminated (i) other than for Cause or for Good Reason (pursuant to subparagraph 10(c)) within sixty (60) days following a Change in Control, or (ii) voluntarily by the Executive within the 30 calendar days commencing on the thirty-first day following a Change in Control, then the Executive shall be treated as if his employment was terminated pursuant to subparagraph 10(c) except that (A) the outstanding PRSUs (for which the performance period has not expired) and the PRSUs and the granted but unvested New SARs shall be earned regardless of actual performance and the PRSUs shall be distributed immediately to the extent permissible under IRC 409A, and (B) the Stock Options will become fully vested and immediately exercisable.

For the purposes of this Agreement, “Change in Control” shall mean

(A)

the merger, consolidation or reorganization of the Company with any other company (or the issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) unless, immediately following such a merger, consolidation or reorganization the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization;

(B)

within any 12 month period, “Incumbent Directors” (as defined below) shall cease to constitute a majority of the members of the Board. Incumbent Directors shall mean (i) those persons serving as members of the Board at the beginning of the applicable 12-month period and (ii) any other person nominated for election or elected to the Board by a majority of the persons then serving on the Board who are treated as Incumbent Directors, unless such person’s election, or nominated for election, to the Board was as a result of, or in connection with, a proxy contest;

(C)

any person, including a group as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, other (i) than Advance/Newhouse Programming Partnership (individually and with its affiliates) or (ii) John C. Malone (individually and with his respective affiliates) or his heirs shall acquire stock representing 33% or more of the combined voting power of the voting securities of the Company; or

(D)	the consummation by the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, (i) the Merger shall not be deemed to be a “Change in Control” for any purpose under this Agreement, (ii) if the Merger is abandoned or terminated, the term “Change in Control” for purposes of this Agreement shall definition ascribed to such term in the Prior Agreement and (iii) a Change in Control will not accelerate the payment of any “deferred compensation” (as defined under IRC 409A) unless the Change in Control also qualifies as a change in control under Treasury Regulation 1.409A-3(i)(5). For the avoidance of doubt, any transactions occurring subsequent to the closing of the Merger may qualify as a “Change in Control” as defined herein.

Following the termination of the Term of Employment and the Executive’s employment under this Agreement, the Company will have no further liability to the Executive hereunder and no further payments will be made to him, except as provided in subparagraphs (a) through (g) above. On or following the date of termination of the Executive’s employment pursuant to subparagraph (c), (d), (f) or (g) above, in consideration of the payments to be made to the Executive pursuant to such subparagraph (other than the Accrued Benefits, which are payable regardless of whether the Executive signs a release) and as a condition to the payment thereof, the Executive agrees to execute a release of any claims against the Company, its employees, officers, directors, members, shareholders, affiliates and subsidiaries arising out of, in connection with or relating to the Executive’s employment with or termination of employment from the Company including any claims under the terms of this Agreement and including a release of claims under the Age Discrimination in Employment Act, in a form to be provided by the Company. The release must become irrevocable within sixty (60) calendar days (or such earlier date as the release provides) after termination. Payment of any “409A Payment” (as defined in Paragraph 14(a)) shall be made as provided in subparagraph (c), (d), (f) or (g), as modified by Paragraph 14(a), but, in any event, not before the first business day of the year subsequent to the year in which occurs the date of termination if the sixty (60) calendar day period specified above ends in the calendar year subsequent to such date of termination. The Company agrees that such release will provide that: (1) the Term of Employment has ended and the Company will no longer require the Executive to perform any additional duties under this Agreement on behalf of the Company, except those post-employment duties contemplated by the release (if any) and Paragraphs 11, 12 and 13 below; (2) other than as set forth or otherwise addressed in the release, the Board has no actual knowledge of any claim, charge or complaint against the Executive; and (3) the release shall not be construed to prohibit the Executive from presenting any defense against any claim, charge or complaint the Company subsequently may bring against him.

In the event that the Term of Employment has expired, no successor agreement has been executed by the Executive and the Company, and the Executive continues to provide his services to the Company at the Company’s request, such employment shall be at will on such terms and conditions as may be established by the Company and may be terminated for any reason or no reason at any time by either Party with or without notice.

11.	Restrictive Covenants.

(a) Exclusive Services. The Executive shall during the Term of Employment, except during vacation periods, periods of illness and the like, devote his full and undivided business time and attention to his duties and responsibilities for the Company. During the Executive’s employment with the Company, the Executive shall not engage in any other business activity that would interfere with his responsibilities or the performance of his duties under this Agreement, provided that the Executive may sit on the boards of directors of other entities, with the prior written approval of the Board. The Executive will not during the Term of Employment solicit offers for the Executive’s services, negotiate with potential employers, enter into any oral or written agreement for the Executive’s services, give or accept any option for the Executive’s services, enter into the employment of, perform services for, or grant or receive future rights of any kind relating to the Executive’s services to or from any person or entity whatsoever other than the Company.

(b) Non-Solicitation, Non-Interference and Non-Competition. As a means to protect the Company’s legitimate business interests including protection of the “Confidential Information” (as defined in subparagraph 11(c)) of the Company (Executive hereby agreeing and acknowledging that the activities prohibited by this Paragraph 11 would necessarily involve the use of Confidential Information), during the “Restricted Period” (as defined below), the Executive shall not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity:

(i) solicit for employment, consulting or any other provision of services or hire any person who is a full-time or part-time employee of (or in the preceding six (6) months was employed by) the Company (or a Company Entity) or an individual performing, on average, twenty or more hours per week of personal services as an independent contractor to the Company (or a Company Entity), provided the prohibition in this clause (i) shall not apply to the Executive’s Executive Assistant. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any such person to terminate his or her employment or performance of services with or for the Company (or a Company Entity); or

(ii) (x) solicit or encourage any person or entity who is or, within the prior six (6) months, was a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) during the Term of Employment to discontinue such person’s or entity’s business relationship with the Company (or a Company Entity); or (y) discourage any prospective customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) from becoming a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity), including, without limitation, making any negative statements or communications about the Company (or a Company Entity) or their respective shareholders, directors, officers, employees or agents; provided that the restrictions of this clause (ii) shall apply only to customers, producers, advertisers, distributors or suppliers of the Company with which the Executive had personal contact, or for whom the Executive had some responsibility in the performance of the Executive’s duties for the Company, during the Term of Employment; or

(iii) hold any interest in (whether as owner, investor, shareholder, lender or otherwise) or perform any services for (whether as employee, consultant, advisor, director or otherwise), including the service of providing advice for, a Competitive Business. For the purposes of this Agreement, a “Competitive Business” shall be any business that directly competes with the Company for viewers, advertisers, distributors, producers, actors or the like in the production, post-production assembly, or distribution/delivery by electronic means (including, but not limited to, broadcast, cable, satellite, or the internet) of video entertainment, or (y) the exploitation of video entertainment through retail sales establishments, theatres or the internet. Notwithstanding the foregoing, if the Merger Agreement is terminated such that the Merger is not consummated, the parties agree and acknowledge that, from and after any such termination of such Merger Agreement, the foregoing provisions of this subclause (iii) will not prohibit the Executive from working for or engaging in activities on behalf of a business primarily engaged in the production, distribution and exploitation of video entertainment in the form of motion pictures intended primarily for theatrical release or computer-based gaming, such as Lions Gate Entertainment, Paramount Pictures and Electronic Arts (as those businesses are currently constituted and operated).

(iv) The “Restricted Period” shall begin on the date of this Agreement and shall expire on the second anniversary of the Executive’s termination of employment with the Company on account of Executive’s voluntarily terminating his employment (other than for Good Reason); provided, however, that, the Restricted Period shall expire on the first anniversary of such termination, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason.

(v) Notwithstanding clauses (iii) and (iv) above, the Executive may own, directly or indirectly, of an aggregate of not more than 2% of the outstanding publicly traded stock or other publicly traded equity interest in any entity that engages in a Competitive Business, so long as such ownership therein is solely as a passive investor and does not include the performance of any services (as director, employee, consultant, advisor or otherwise) to such entity.

(c) Confidential Information.

(i) No Disclosure. Executive shall not, at any time (whether during or after the Term of Employment) (x) retain or use for the benefit, purposes or account of himself or any other person or entity, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside the Company (other than its shareholders, directors, officers, managers, employees, agents, counsel, investment advisers or representatives in the normal course of the performance of their duties), any non-public, proprietary or confidential information (including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval) concerning the past, current or future business, activities and operations of the Company, any Company Entities and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior authorization of the Board. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this Agreement; (B) is or was available to the Executive on a non-confidential basis prior to its disclosure to such Executive by the Company (or a Company Entity), or (C) made available to the Executive by a third party who, to the best of the Executive’s knowledge, is or was not bound by a confidentiality agreement with (or other confidentiality obligation to) the Company (or a Company Entity) or another person or entity. The Executive shall handle Confidential Information in accordance with the applicable federal securities laws.

(ii) Permitted Disclosures. Notwithstanding the provisions of the immediately preceding clause (i), nothing in this Agreement shall preclude the Executive from (x) using any Confidential Information in any manner reasonably connected to the conduct of the Company’s business; or (y) disclosing the Confidential Information to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Executive is subject), provided that the Executive gives the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Executive shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation). Nothing contained herein shall prevent the use in any formal dispute resolution proceeding (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim, charge or other dispute by or against the Company or the Executive. Provided Executive does so consistent with the Defend Trade Secrets Act (18 U.S.C. § 1833), Executive may disclose trade secret information to a government official or to an attorney for the purposes of obtaining legal advice or submit it under seal in certain court proceedings without fear of prosecution or liability. For the avoidance of doubt, and notwithstanding the foregoing, nothing herein or in this Agreement shall (x) prohibit the Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation, or (y) prevent or limit the Executive from discussing his terms and conditions of employment. Nothing herein or in this Agreement, however, authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule.

(iii) Return All Materials. Upon termination of the Executive’s employment for any reason, the Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company (or a Company Entity), (y) immediately destroy, delete, or return to the Company (at the Company’s option) all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, smartphone, laptop or other computer, whether or not such computer is Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware.

(d) Reasonableness of Covenants. The Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. The Executive further acknowledges and agrees that the restrictions contained in this Paragraph 11 are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company. The Executive acknowledges that all of the restrictions in this Paragraph 11 are reasonable in all respects, including duration, territory and scope of activity. The Executive agrees that the restrictions contained in this Paragraph 11 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company. The Executive agrees that the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Paragraph 11. The Executive agrees that the restrictive covenants contained in this Paragraph 11 are a material part of the Executive’s obligations under this Agreement for which the Company has agreed to compensate the Executive as provided in this Agreement. The Restricted Period referenced above shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of the subparagraphs above in any respect, so that the Executive is restricted from engaging in the activities prohibited by the subparagraphs for the full period.

12. Intangible Property. The Executive will not at any time during or after the Term of Employment have or claim any right, title or interest in any trade name, trademark, or copyright belonging to or used by the Company or Company Entities and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the programming, advertising, broadcasting or promotion of the Company or Company Entities, whatever the Executive’s involvement with such matters may have been, and whether procured, produced, prepared, published or broadcast in whole or in part by the Executive, it being the intention of the Parties that the Executive shall, and hereby does, recognize that the Company or Company Entities now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, copyrights (all the Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States), character names, material and matter as described above. The Executive shall cooperate fully with the Company during his employment and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by it in connection therewith, provided however that the Company shall reimburse the Executive for reasonable expenses related thereto.

13. Arbitration.

(a) The Parties shall retain all rights and remedies available to them under law, in equity, or otherwise with respect to any dispute, claim or controversy arising out of, relating to, concerning, involving, or requiring the interpretation of the provisions of Paragraphs 11-12 of this Agreement, and any such dispute, claim or controversy shall not be subject to arbitration under this Paragraph 13 or otherwise. The Parties consent to the exclusive jurisdiction of the state and federal courts located in borough of Manhattan in New York City, New York.

(b) All other disputes, claims or controversies arising out of or relating to this Agreement or Executive’s employment with the Company shall be settled by confidential arbitration initiated within the applicable statute of limitations period and administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes in the form obtaining when the arbitration is initiated. The determination of the arbitrator shall be final and binding on the Parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be the New York City metropolitan area.

(c) The arbitrator shall be selected by mutual agreement of the Parties. If the Parties are not able to agree upon an available arbitrator within seven days of the initiation of the arbitration, the Parties shall obtain from the National Academy of Arbitrators a panel of seven available arbitrators and the arbitrator shall be selected by each Party striking the name of one arbitrator in turn, until only one name of an available arbitrator remains. The Party initiating the arbitration shall make the first strike within 48 hours of receiving the panel list and each successive strike shall be made within 48 hours of the previous strike.

(d) Consistent with the expedited nature of arbitration, each Party will, upon written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the scope thereof, shall be determined by the arbitrator, which determination shall be conclusive. All discovery shall be completed within 30 days following the appointment of the arbitrator.

(e) The arbitrator may grant any remedy or relief that would be available in a court of law provided, however, that the arbitrator will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. The Parties hereby expressly waive any right to a jury trial and this waiver of a jury trial is absolute under this agreement to arbitrate.

(f) Except as may be required by law, neither Party nor an arbitrator may disclose the existence, content, any documents received in discovery, or results of any arbitration hereunder without the prior written consent of both Parties.

(g) Unless otherwise determined by the arbitrator, each Party shall be responsible for its own fees and expenses (including all attorneys’ fees and witness fees) incurred by the Party in the arbitration.

14. Miscellaneous.

(a) 409A Limitations. To the extent that any payment to the Executive constitutes a “deferral of compensation” subject to IRC 409A (a “409A Payment”), and such payment is triggered by the Executive’s termination of employment for any reason other than death, then such 409A Payment shall not commence unless and until the Executive has experienced a “separation from service,” as defined in Treasury Regulation 1.409A-1(h) (“Separation From Service”). Furthermore, if on the date of the Executive’s Separation From Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(h), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive prior to the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Agreement. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from IRC 409A and the regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “paid within sixty (60) days”) following the Executive’s termination of employment, such payment shall commence following the Executive’s Separation From Service and the actual date of payment within the specified period shall be within the sole discretion of the Company. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to IRC 409A, each of the following shall apply: (1) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year; and (3) the right to reimbursement of such expenses or in- kind benefits shall not be subject to liquidation or exchange for another benefit.

(b) Equity Awards. If there is any discrepancy between the terms set forth herein for the Stock Options and/or PRSUs promised to be awarded to the Executive under this Agreement, and the terms of the award agreements memorializing such awards, then the terms of the Stock Options or PRSUs as set forth in this Agreement shall control.

(c) Waiver or Modification. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or to be, construed to be a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the Parties. Any waiver of any right of the Company hereunder or any amendment hereof shall require the approval of the Chairman of the Board or the Chairman of the Compensation Committee. Until such approval or waiver has been obtained, no such waiver or amendment shall be effective.

(d) Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. The

Company may assign this Agreement to a successor in interest, including the purchaser of all or substantially all of the assets of the Company, provided that the Company shall remain liable hereunder unless the assignee purchased all or substantially all of the assets of the Company. The Executive may not assign any of his duties under this Agreement.

(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

(f) Governing Law. This Agreement will be governed and construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law rules.

(g) Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements regarding the subject matter hereof. Specifically, except as specifically stated in this Agreement, the Prior Agreement is superseded with respect to the terms of the Executive’s employment on or after the date of this Agreement, provided that any outstanding equity awards under such Prior Agreement shall continue to be governed by the terms of the applicable award agreement and their treatment under the Prior Agreement (e.g., upon termination of employment), but there shall not be any duplication of benefits with respect to any such awards by reason thereof. The Executive and the Company each acknowledges that, in entering into this Agreement, he/it does not rely on any statements or representations not contained in this Agreement.

(h) Severability. Any term or provision of this Agreement which is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

(i) Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made (i) three business days following the date when such notice shall have been deposited in first class mail, postage prepaid, return receipt requested, to any comparable or superior postal or air courier service then in effect, or (ii) on the date transmitted by hand delivery to, or (iii) on the date transmitted by telegram, telex, telecopier, facsimile or email transmission (with receipt confirmed by telephone), to the Party entitled to receive the same, at the address indicated below or at such other address as such Party shall have specified by written notice to the other Party hereto given in accordance herewith:

If to the Company:	Corporate Secretary Discovery, Inc. 230 South Park Avenue, New York, NY 10003 (tel): 212-548-5159 Email: tara_smith@discovery.com

With a copy to:	General Counsel Discovery, Inc. 230 South Park Avenue, New York, NY 10003 (tel) 240-662-4719 Email: savalle_sims@discovery.com

If to the Executive:	David Zaslav At the home address then on file with the Company

With a copy to:	David Nochimson Attorney at Law 221 Euclid Street Santa Monica, CA 90402 (tel) (310) 844-7510 Email: david@nochimsonlaw.com

(j) Titles. The titles and headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

(k) No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(l) Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term of Employment and the Executive’s termination of employment with the Company for any reason.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.

/s/ David Zaslav	Date: May 16, 2021
DAVID ZASLAV

DISCOVERY, INC.

/s/ Bruce Campbell	Date: May 16, 2021
By: Bruce Campbell
Its: Chief Development, Distribution & Legal Officer